Exhibit 99.1

[GGE letterhead]

June 21, 2006

In an effort to keep you abreast of recent developments, the board of directors of Golden Grain Energy, LLC (“GGE”) is announcing that it is reinstating trading of GGE membership units through its qualified matching service. Effective June 9, 2006, the board suspended trading of the membership units while it was engaged in preliminary discussions with various companies concerning a potential change in corporate structure, public offering, merger, or other business combination of GGE with one or more companies.

As of the date of this communication, no such agreement, formal or informal, has been made and no understanding or arrangement with any company has taken place. While our board will continuously monitor such opportunities and strategies as they are presented to them, as of the date of this communication, there is no formal consideration being given to any particular proposal relating to a potential business combination, public offering, merger or potential change in corporate structure. Accordingly, the board has determined that it is appropriate to reinstate trading activity. GGE is voluntarily disclosing this communication to investors by delivering this notice to all members of record as of the date of this communication via U.S. regular mail. We are also filing this communication as an 8-K with the Securities & Exchange Commission (www.sec.gov) and posting it as a communication to our investors on the Company’s website at www.goldengrainenergy.com.

Should the board be presented with a proposal that they deem acceptable, the membership unit trading potentially could be suspended again while the board investigates the details of the proposal. Any decision to move forward with a change in corporate structure, public offering, merger or other business combination would require approval from the members of Golden Grain Energy, LLC.

At this time, all completed unit transfer applications that were held during suspension will now come before the board for approval. The transfer is binding, upon board approval, for both the buyer and seller because there was not a material change in the Company’s circumstances during the suspension. You may also submit additional completed unit transfer applications. In addition, all previous postings to the website will be reinstated. If you wish to change your posting or have additional questions please call the office at 641.423.8525.

This communication contains forward-looking statements. We undertake no responsibility to update any forward-looking statement. When used, the words “believe,” “expect,” “will,” “can,” “estimate,” “anticipate” and similar expressions are intended to identify forward-looking statements. Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties such as increased competition in the ethanol industry, changes in the price and market for ethanol,  fluctuations in the price of crude oil and other risks and uncertainties  described in our SEC filings.